EXHIBIT 99.1

United-Guardian Reports Second Quarter Financial Results

HAUPPAUGE, N.Y., Aug. 11, 2023 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the second quarter and first half of 2023. Sales for the six-month period ended June 30th decreased from $7,518,535 in 2022 to $5,220,623 in 2023. Net income decreased from $1,544,789 ($0.34 per share) to $1,217,175 ($0.26 per share). Second quarter sales decreased from $3,626,177 to $2,650,299, with net income decreasing from $633,324 ($0.14 per share) to $461,094 ($0.10 per share).

Donna Vigilante, President of United-Guardian, stated, “The sales decrease for both the second quarter and the first six months of 2023 was primarily due to a decrease in sales of our cosmetic ingredients, which was partially offset by an increase in sales of Renacidin®, the Company’s principal pharmaceutical product, which increased by 7%. The distributor responsible for marketing our Lubrajel® line of cosmetic ingredients in China experienced decreased demand due to increased competition in China from lower-priced competitive products, especially those from Asian producers, along with slow post-COVID economic recovery in China. In addition, customers are maintaining lower inventory levels and changing to just-in-time inventory management, which negatively impacted our sales. We are evaluating various options to increase our sales both in China and in other markets, and are continuing to work closely with our marketing partners to develop new strategies to remain competitive while growing our market share. We are hopeful that these efforts, along with China’s re-opening progress, will result in an increase in sales going forward.”

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, and medical lubricants.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the
Three and Six Months Ended
June 30, 2023 and 2022

STATEMENTS OF INCOME
(unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2023	2022	2023	2022

Net sales	$2,650,299	$3,626,177	$5,220,623	$7,518,535

Costs and expenses:
Cost of sales	1,429,407	1,693,753	2,523,002	3,403,870
Operating expenses	574,093	620,229	1,092,039	1,166,978
Research and development expense	128,729	112,266	255,688	243,932
Total costs and expenses	2,132,229	2,426,248	3,870,729	4,814,780
Income from operations	518,070	1,199,929	1,349,894	2,703,755

Other income (expense):
Investment income	54,950	58,860	102,582	99,410
Net gain (loss) gain on marketable securities	7,479	(460,278)	80,180	(853,938)
Total other income (expense)	62,429	(401,418)	182,762	(754,528)
Income before provision for income taxes	580,499	798,511	1,532,656	1,949,227

Provision for income taxes	119,405	165,187	315,481	404,438
Net income	$461,094	$633,324	$1,217,175	$1,544,789

Earnings per common share
(basic and diluted)	$0.10	$0.14	$0.26	$0.34

Weighted average shares
(basic and diluted)	4,594,319	4,594,319	4,594,319	4,594,319

Additional financial information can be found on the company’s web site at www.u-g.com.